UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant Section 240.14a-12

Diamond Management & Technology

Consultants, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement; if other than Registrant)

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Filed by Diamond Management & Technology Consultants, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Diamond Management & Technology Consultants, Inc.

Commission File No.: 000-22125

The following communication is being sent from Marie Paro, Director, Internal Communications and Culture Programs, to former employees of Diamond Management & Technology Consultants, Inc. (“Diamond”) in connection with the proposed acquisition of Diamond by PricewaterhouseCoopers LLP.

Dear Alumni,

We want to share with all of you that, as announced Tuesday morning, Diamond has entered into a merger agreement with PricewaterhouseCoopers* (see details in our press release here). Diamond will join PwC LLP, operating as a horizontal across their service lines, and branded as Diamond Management & Technology Consultants, a PwC Company. We expect that the deal will close within the fourth quarter of this calendar year.

Many of you undoubtedly have already heard this news, and similar to our current employees, you may have mixed feelings. After all, while the increased opportunity, investment, and access for our firm and our people are exciting to consider, it can be hard to see change come to an admired firm that you have all had a hand in building. It is because of what our employees and alumni have achieved that Diamond became highly valued and is being asked to bring its expertise and high-impact/high-quality approach to PwC’s relatively new advisory practice. PwC is focused on bringing in and cultivating the best talent our industry has to offer in the areas of greatest importance to clients. In the final analysis, when Diamond’s Board of Directors looked at the core values, operating principles, and aspirations of Diamond and PwC, they recognized this as a compelling opportunity for all of our constituents.

I’d welcome any questions you have about this pending merger, and I will keep you updated on topics that would be of interest you. Be assured that we will continue to maintain our distinct alumni network – and in fact, with increased resources, may be able to offer even broader support and activities for our former employees.

Kind regards,

Marie

* PricewaterhouseCoopers (www.pwc.com) provides industry-focused assurance, tax, and advisory services to build public trust and enhance value for its clients and their stakeholders. More than 163,000 people in 151 countries across its network share their thinking, experience, and solutions to develop fresh perspectives and practical advice.

“PricewaterhouseCoopers” or “PwC” refers to PricewaterhouseCoopers LLP (a Delaware limited liability partnership) or, as the context requires, the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

© 2010 PricewaterhouseCoopers LLP. All rights reserved.

Additional Information

In connection with the proposed Merger and the required stockholder approval, Diamond intends to file with the SEC a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Diamond. DIAMOND’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND DIAMOND. Investors and stockholders may obtain copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s Web site at www.sec.gov. In addition, investors and stockholders may also obtain, free of charge, copies of these documents filed with the SEC through the investor relations page on Diamond’s corporate Web site at www.diamondconsultants.com or by contacting Diamond Management & Technology Consultants, Inc. at John Hancock Center, 875 N. Michigan Ave. Suite 3000, Chicago, Illinois, 60611, Attention: Investor Relations.

Participants in Solicitation

Diamond and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Diamond stockholders with respect to the proposed Merger. Information about Diamond’s executive officers and directors and their ownership of Diamond Common Stock is set forth in Diamond’s Annual Report on Form 10-K/A filed with the SEC on July 29, 2010. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of Diamond and its executive officers and directors in the proposed Merger by reading the preliminary and definitive proxy statements regarding the proposed Merger, which will be filed by Diamond with the SEC. Copies of these documents may be obtained, free of charge, as described above.